Exhibit 99.1 News Release | December 2, 2019 Wells Fargo Names Scott Powell Chief Operating Officer New COO role to focus on operational excellence and regulatory matters SAN FRANCISCO – December 2, 2019 – Wells Fargo & Company (NYSE: WFC) today announced that Scott Powell has been named chief operating officer effective Dec. 9, 2019. He will serve on the company’s Operating Committee and report directly to CEO and President Charlie Scharf. Powell most recently was CEO of Santander Holdings USA, Inc. as well as CEO of Santander Consumer USA Holdings Inc., a publicly traded consumer finance company focused on vehicle finance and third-party servicing. “I have known Scott for many years, and his tremendous experience, proven track record and unquestioned integrity will make him a great addition to our management team,” Scharf said. “He’s the ideal person to take on this new position as we seek to transform Wells Fargo so that high-quality execution, clear accountability and operational excellence become unquestioned components of our culture. These elements are critical for us as we tackle our most important priority, regulatory remediation, and also create the foundation from which to build Wells Fargo and to best serve our customers.” As COO, Powell will oversee regulatory execution and relations, enterprise shared services and a range of operational functions across the company. He will be empowered to execute on the company’s regulatory commitments, build the strongest possible operational standards and governance and deliver consistent, high-quality customer service. As CEO of Santander Holdings USA, Powell led its financial turnaround, including resolving significant regulatory issues, implementing customer-focused oversight programs, improving financial and operating controls and increasing community and employee engagement. Prior to Santander, Powell held a number of senior roles at JPMorgan Chase, including head of consumer banking, lending operations and consumer risk management. He also was CEO of consumer lending at Bank One, and he spent 14 years at Citi in various risk management roles. Powell said, “I am truly excited about the opportunity to join Wells Fargo and take on this new role during a critical period in Wells Fargo’s history. Like Charlie, I have long admired and respected Wells Fargo. The company plays an important role in the U.S economy, and we must ensure we are operating seamlessly and with the utmost integrity. I recognize that expectations are high and that we have significant work ahead of us. By working together and holding each other accountable, I’m confident that we will meet those expectations.” Powell will be based in New York. He serves on the boards of directors of Phipps Houses and the END Fund in New York City and the Boys & Girls Club of Boston. About Wells Fargo © 2019 Wells Fargo Bank, N.A. All rights reserved. For public use.

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,500 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 261,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. Contact Information Media Arati Randolph, (704) 383-6996 Arati.randolph1@wellsfargo.com Mark Folk, (704) 383-7088 Mark.folk@wellsfargo.com Investor Relations John Campbell, (415) 396-0523 John.m.campbell@wellsfargo.com ###